Exhibit 99.1

Viridian Therapeutics Reports Third Quarter 2025 Financial Results and Highlights Recent Progress

- Completed a comprehensive set of financing transactions in October 2025, securing access to up to $889 million of potential capital across equity, royalty, and credit -

- Successful October submission of Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for veligrotug in thyroid eye disease (TED) and preparing for an anticipated U.S. commercial launch in mid-2026, if approved, under a Priority Review timeline -

- Subcutaneous VRDN-003 topline data readout accelerated to Q1 2026 for REVEAL-1 and narrowed to Q2 2026 for REVEAL-2 for active and chronic TED, respectively; each study exceeded its enrollment target due to strong patient demand -

- Neonatal Fc receptor (FcRn) inhibitor, VRDN-006, showed proof-of-concept IgG reduction and was sparing of albumin and LDL in a phase 1 healthy volunteer clinical trial; half-life extended FcRn inhibitor, VRDN-008, on track for 2025 Investigational New Drug (IND) filing with healthy volunteer data anticipated in 2H 2026 -

- Cash position of approximately $887.9 million as of October 31, 2025, inclusive of upfront payments received in October from license, royalty, and debt agreements, as well as proceeds from the equity offering -

- The company believes its existing cash, potential near-term milestones from the royalty agreement, and anticipated commercial revenues, if both veligrotug and VRDN-003 are approved, are expected to fund its current business plans through profitability -

WALTHAM, Mass. - November 5, 2025 - Viridian Therapeutics, Inc. (Nasdaq: VRDN), a biotechnology company focused on discovering, developing, and commercializing potentially best-in-class medicines for serious and rare diseases, today reported recent business highlights and financial results for the third quarter ended September 30, 2025.

“The Viridian team continues to deliver strong results, highlighted by the successful submission of our BLA for veligrotug, completing enrollment in both pivotal clinical trials for VRDN-003, advancing our FcRn programs, and the completion of royalty financing, equity, and credit transactions resulting in a comprehensive financing package that we believe allows us to reach profitability,” said Steve Mahoney, Viridian’s President and CEO. “We are laser-focused on commercial readiness to launch veligrotug by mid-2026, if we receive approval under Priority Review. The recent financings, in particular our equity raise and royalty financing, significantly strengthen our balance sheet, putting us in an even stronger financial position to execute on our vision of building a leading commercial company starting with treatments for TED.”

Recent Business Highlights

Company Financed to Anticipated Profitability

•

$289 Million Public Equity Offering in October 2025. On October 21, 2025, the company announced a public offering of common stock with gross proceeds of approximately $251.4 million, consisting of 11,425,000 shares sold at a public offering price of $22.00 per share. Following the announcement, the underwriters exercised their over-allotment option to purchase an additional 1,713,750 shares of common stock at a public offering price of $22.00 per share for an additional $37.7 million of gross proceeds. Total gross proceeds from the equity offering consisting of 13,138,750 shares sold were $289.1 million.

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$170 Million in Upfront and Potential Near-Term Milestones from DRI Royalty Financing. Viridian closed a royalty financing with DRI Healthcare Acquisitions LP (DRI) in October 2025 for up to $300 million total capital, including $55 million upfront and $115 million in near-term milestones tied to positive VRDN-003 topline data and U.S. veligrotug marketing approval. Viridian will pay DRI tiered royalties on annual U.S. net sales of veligrotug and VRDN-003.

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Amended Hercules Capital Credit Facility. The company signed an amended agreement with Hercules Capital, Inc. (Hercules) in October 2025, which provides for up to $300 million in available capital and extends Viridian’s interest-only payment period. The agreement required a $50 million draw at closing, resulting in $30 million of immediate proceeds after repayment of the company’s prior Hercules facility. The new facility provides additional non-dilutive capital at the company’s discretion upon achievement of specified milestones.

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The company believes that its current cash, potential near-term milestones from the royalty agreement, and anticipated revenues, if both veligrotug and VRDN-003 are approved, will fund Viridian’s current business plans through profitability.

Preparing for Veligrotug Commercial Launch

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Biologics License Application Submitted. In October, Viridian successfully submitted the veligrotug BLA to the U.S. FDA, including a request for Priority Review. Veligrotug was granted Breakthrough Therapy Designation in May 2025, which supports eligibility for Priority Review. If approved and Priority Review is granted, Viridian expects a U.S. commercial launch in mid-2026.

•	Marketing Authorization Application (MAA). Viridian is on track to submit a Marketing Authorization Application to the European Medicines Agency in Q1 2026.

•	Strong Commercial and Medical Preparation for Launch:

•	Experienced field leadership teams in place, including sales, market access, patient services and medical affairs with full commercial build out on track for a potential mid-2026 launch;

•	Focused effort on the ~2,000 core prescribers driving patient prescriptions in the currently annualizing $2 billion new-start TED market;

•

Comprehensive market research confirms strong enthusiasm for the veligrotug investigational product profile among high-prescribing key opinion leaders (KOLs) and healthcare professionals (HCPs); payer and infusion center research indicates high receptivity to the veligrotug value proposition; and

•

Medical Affairs continues extensive outreach with KOLs and HCPs; Viridian participated in two major medical conferences in October, engaging in medical and scientific education with more than 500 KOLs and HCPs at these conferences. The company led and supported multiple scientific and educational activities, reinforcing Viridian’s scientific leadership and commitment to advancing care in TED.

Subcutaneous VRDN-003 Topline Readout Timing Accelerated and Narrowed

•

REVEAL-1 and REVEAL-2 Enrollment Complete. In September, the Company announced completion of enrollment in REVEAL-1 and REVEAL-2, the pivotal phase 3 clinical trials for VRDN-003 in patients with active and chronic TED, respectively.

•	REVEAL-1 and REVEAL-2 enrolled 132 and 204 patients, respectively, exceeding their target enrollments of 117 and 195 patients, driven by strong patient demand.

•	The REVEAL studies are assessing every-4-week and every-8-week subcutaneous dosing regimens for VRDN-003.

•	Topline Data Readout Accelerated. Anticipate topline data from REVEAL-1 in Q1 2026 and REVEAL-2 in Q2 2026; VRDN-003 BLA submission planned for year-end 2026.

•	Potential Best-in-Class Profile Anticipated at Launch. VRDN-003 is designed to be administered via a commercially validated, low-volume autoinjector that patients can self-administer at home.

FcRn Inhibitor Portfolio Continues to Advance

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VRDN-006 Showed IgG Reduction Proof-of-Concept in Healthy Volunteers. In September, the company announced that VRDN-006 showed IgG reductions in its ongoing phase 1 clinical trial consistent with the FcRn inhibitor class. VRDN-006 was sparing of albumin and LDL and was generally well-tolerated, with no dose-limiting toxicities or serious adverse events.

•

VRDN-008 IND on Track for Year-End 2025. VRDN-008 is a bi-specific half-life extended FcRn inhibitor. As previously disclosed, after a single, high dose head-to-head study in non-human primates, VRDN-008 showed a longer half-life and more sustained IgG reduction versus efgartigimod. Healthy volunteer data are expected for VRDN-008 in 2H 2026.

Upcoming Investor Conferences

Viridian will participate in the following upcoming investor conferences. Live webcasts of the presentation can be accessed under “Events and Presentations” on the Investors section of the Viridian website at viridiantherapeutics.com. Replays of the webcasts will be available following the conclusion of each event.

•	Stifel 2025 Healthcare Conference: Fireside chat on Wednesday, November 12, 2025, at 9:20 a.m. ET in New York, NY

•	Jefferies Global Healthcare Conference in London: Fireside chat on Wednesday, November 19, 2025, at 8:00 a.m. GMT (3:00 a.m. ET) in London, UK

•	8th Annual Evercore Healthcare Conference: Fireside chat on Thursday, December 4, 2025, at 9:35 a.m. ET in Coral Gables, FL

Financial Results

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Cash Position: Cash, cash equivalents, and short-term investments were $490.9 million as of September 30, 2025. Preliminary cash, cash equivalents, and short-term investments were approximately $887.9 million, as of October 31, 2025.

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R&D Expenses: Research and development expenses were $86.3 million during the three months ended September 30, 2025, compared to $69.2 million during the three months ended September 30, 2024. The increase in research and development expenses was primarily driven by the progression of Viridian’s portfolio, including multiple ongoing phase 3 clinical trials for veligrotug and VRDN-003 and a phase 1 clinical trial for VRDN-006, as well as increased headcount.

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G&A Expenses: General and administrative expenses were $24.3 million during the three months ended September 30, 2025, compared to $14.4 million during the three months ended September 30, 2024. The increase was primarily due to preparatory commercial activities for veligrotug and increased headcount.

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Shares Outstanding: As of September 30, 2025, Viridian had 100,898,358 shares of common stock outstanding on an as-converted basis, which included 82,229,158 shares of common stock and an aggregate 18,669,200 shares of common stock issuable upon the conversion of 134,864 and 145,160 shares of Series A and Series B convertible preferred stock, respectively.

About Viridian Therapeutics

Viridian is a biopharmaceutical company focused on discovering, developing, and commercializing potential best-in-class medicines for patients with serious and rare diseases. Viridian’s expertise in antibody discovery and protein engineering enables the development of differentiated therapeutic candidates for previously validated drug targets in commercially established disease areas.

Viridian is advancing multiple candidates in the clinic for the treatment of patients with thyroid eye disease (TED) and a portfolio of inhibitors to the neonatal Fc receptor (FcRn). In TED, the company is conducting a pivotal program for veligrotug, including two completed global phase 3 clinical trials (THRIVE and THRIVE-2), to evaluate its efficacy and safety in patients with active and chronic TED. Both THRIVE and THRIVE-2 reported positive topline data, meeting all the primary and secondary endpoints of each study. Viridian is also advancing VRDN-003 as a potential best-in-class subcutaneous therapy for the treatment of TED, including two ongoing global phase 3 pivotal clinical trials (REVEAL-1 and REVEAL-2), to evaluate the efficacy and safety of VRDN-003 in patients with active and chronic TED.

In addition to its TED portfolio, Viridian is advancing a novel portfolio of FcRn inhibitors, including VRDN-006 and VRDN-008, which has the potential to be developed in multiple autoimmune diseases.

Viridian is based in Waltham, Massachusetts. For more information, please visit www.viridiantherapeutics.com. Follow Viridian on LinkedIn and X.

About Veligrotug

Veligrotug is an intravenously delivered, anti-insulin-like growth factor-1 receptor (IGF-1R) antibody in phase 3 development for thyroid eye disease, with the potential to be the IV treatment-of-choice for active and chronic TED patients. Based on clinical data to date, veligrotug has demonstrated robust clinical activity and was generally well-tolerated.

Both pivotal phase 3 clinical trials, THRIVE and THRIVE-2, reported positive topline data, meeting all the primary and secondary endpoints of each study. In these studies, veligrotug demonstrated a rapid onset of clinical benefit and statistically significant and clinically meaningful effect on multiple diplopia endpoints. This is the first data set from a global phase 3 clinical trial in chronic TED patients to demonstrate statistically significant diplopia response and resolution.

About VRDN-003

VRDN-003 is a subcutaneously delivered, half-life extended, potential best-in-class anti-IGF-1R antibody. VRDN-003 has the same binding domain as veligrotug and was engineered to have a longer half-life. In a phase 1 healthy volunteer clinical trial, VRDN-003 showed a half-life of 40-50 days, 4-5x that of veligrotug. Pharmacokinetics modeling predicted that VRDN-003 exposure levels after Q4W and Q8W dosing achieve the range of veligrotug exposures that showed robust clinical activity in a two-infusion phase 2 clinical trial in TED. Viridian is conducting a pivotal program for VRDN-003, including two phase 3 clinical trials assessing VRDN-003 dosed Q4W and Q8W in active and chronic TED, REVEAL-1 and REVEAL-2, respectively.

About VRDN-006 and VRDN-008

VRDN-006 is a highly selective Fc fragment which inhibits FcRn and is designed to be a convenient subcutaneous and self-administered option for patients. Viridian is studying VRDN-006 in a first-in-human phase 1 clinical trial in healthy volunteers.

VRDN-008 is a half-life extended FcRn inhibitor comprising an Fc fragment and an albumin-binding domain designed to prolong IgG suppression and provide a potentially best-in-class subcutaneous option for patients. VRDN-008 showed a longer half-life than efgartigimod and led to a more sustained IgG reduction after a single, high dose head-to-head study in non-human primates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “become,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or other similar terms or expressions that concern our expectations, plans and intentions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions. Forward-looking statements include, without limitation, statements regarding: preclinical development, clinical development, and anticipated commercialization of Viridian’s product candidates veligrotug, VRDN-003, VRDN-006, and VRDN-008; anticipated data results and timing of their disclosure, including VRDN-003 topline data from the REVEAL-1 and REVEAL-2 trials; Viridian’s expectations regarding the anticipated timing or likelihood of regulatory submissions and approvals, including the anticipated approval of the BLA for veligrotug, BLA submission for VRDN-003, MAA submission for veligrotug, and IND submission for VRDN-008; the impact of Breakthrough Therapy Designation, including eligibility for Priority Review, and the impact of Priority Review, including the potential commercial launch of veligrotug in mid-2026, if approved; the potential utility, efficacy, potency, safety, clinical benefits, clinical response, convenience, and number of indications of veligrotug, VRDN-003, VRDN-006, and VRDN-008; veligrotug’s potential to be the IV treatment-of-choice for active and chronic TED; potential market sizes and market opportunities, including for veligrotug; Viridian’s product candidates potentially being best-in-class; Viridian’s expectations regarding the potential commercialization of veligrotug and VRDN-003, if approved; Viridian’s ability to receive milestone payments pursuant to its agreement with DRI Healthcare; and that Viridian’s cash, potential near-term milestones from the royalty agreement and anticipated commercial revenues, if veligrotug and VRDN-003 are approved, will be sufficient to fund its business plans through profitability.

New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to: potential utility, efficacy, potency, safety, clinical benefits, clinical response, and convenience of Viridian’s product candidates; that results or data from completed or ongoing clinical trials may not be representative of the results of ongoing or future clinical trials; that preliminary data may not be representative of final data; the timing, progress and plans for our ongoing or future research, preclinical, and clinical development programs; changes to trial protocols for ongoing or new clinical trials; expectations and changes regarding the timing for regulatory filings; regulatory interactions; expectations and changes regarding the timing for enrollment and data; uncertainty and potential delays related to clinical drug development; the duration and impact of regulatory delays in our clinical programs, including as a result of a prolonged government shutdown; the timing of and our ability to obtain and maintain regulatory approvals for our therapeutic candidates, including as a result of a prolonged government shutdown; manufacturing risks; competition from other therapies or products; estimates of market size; other matters that could affect the sufficiency of existing cash, cash equivalents, and short-term investments to fund operations; our financial position; our future operating results and financial performance; Viridian’s intellectual property position; the timing of preclinical and clinical trial activities and reporting results from same; that our product candidates may not be commercially successful, if approved; and other risks described from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission (SEC), including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, and supplemented from time to time by our Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it was made. Neither the company, nor its affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date hereof.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
License revenue	$70,000	$—	$70,000	$—
Collaboration revenue - related party	570	86	717	230

Total revenue	70,570	86	70,717	230
Operating expenses:
Research and development	86,261	69,158	249,721	166,294
General and administrative	24,322	14,408	61,642	45,499

Total operating expenses	110,583	83,566	311,363	211,793

Loss from operations	(40,013)	(83,480)	(240,646)	(211,563)
Total other income (expense), net	5,414	6,791	18,400	21,339

Net loss	$(34,599)	$(76,689)	$(222,246)	$(190,224)

Net loss allocated to common stock	$(28,169)	$(58,763)	$(180,856)	$(144,098)

Net loss per share, basic and diluted, common stock	$(0.34)	$(0.88)	$(2.22)	$(2.26)

Weighted-average common shares outstanding, basic and diluted	81,784,499	66,420,063	81,576,987	63,800,798

Net loss allocated to Series A convertible preferred stock	$(3,097)	$(9,243)	$(19,934)	$(24,328)

Net loss per share, basic and diluted, Series A convertible preferred stock	$(22.96)	$(58.99)	$(147.81)	$(150.57)

Weighted-average Series A convertible preferred stock outstanding, basic and diluted	134,864	156,699	134,864	161,568

Net loss allocated to Series B convertible preferred stock	$(3,333)	$(8,683)	$(21,456)	$(21,798)

Net loss per share, basic and diluted, Series B convertible preferred stock	$(22.96)	$(58.98)	$(147.81)	$(150.58)

Weighted-average Series B convertible preferred stock outstanding, basic and diluted	145,160	147,218	145,160	144,763

Viridian Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2025	2024
Cash, cash equivalents and short-term investments	$490,901	$717,584
Unbilled revenue	70,000	—
Other assets	16,237	24,819

Total assets	$577,138	$742,403

Total liabilities	74,168	70,764
Total stockholders’ equity	502,970	671,639

Total liabilities and stockholders’ equity	$577,138	$742,403

Investor & Media Contact:

Greg Rossino

grossino@viridiantherapeutics.com

Source: Viridian Therapeutics, Inc.